Exhibit 99.1

Willis Reaches Agreement with New York Attorney General and New York Insurance Department; USD50 Million Resolution Reached Without AG Bringing Lawsuit

     NEW YORK--(BUSINESS WIRE)--April 8, 2005--Willis Group Holdings (NYSE: WSH) has reached a comprehensive agreement with the New York Attorney General and the Superintendent of Insurance for New York to resolve issues raised by the industry-wide investigation into contingent commissions.
     Willis is the only insurance broker to resolve these matters with the New York Attorney General without the commencement of a lawsuit against the company, and is also the only broker to resolve these matters without being required to issue an apology.
     Joe Plumeri, Chairman and Chief Executive Officer of Willis Group Holdings, said: "Willis is pleased to have resolved this matter with the New York Attorney General and the New York Insurance Superintendent, and we welcome the Attorney General's conclusion that it was not appropriate to file a complaint against our company based on the findings of his investigation. We also are pleased that the investigation found no evidence of the practice of bid-rigging or tying.
     "We appreciate the comments of Attorney General Spitzer," said Plumeri. "Willis moved quickly to remedy its problems," said Attorney General
Spitzer. "Its actions will help bring about greater transparency and accountability in the insurance industry. Willis chairman Joseph Plumeri has demonstrated admirable leadership in spearheading Willis's response to the issues raised in our investigation and in implementing reforms at the company."
     Plumeri continued, "We believe that the regulatory investigations have been a catalyst for positive change in the industry. We strongly support the reforms that the Attorney General has advocated, and we previously had voluntarily implemented many as part of our Client Bill of Rights. We also were the first major broker in the industry to end the use of contingents, which we have abolished on a worldwide basis, and we believe that all insurance brokers and insurers should relinquish the use of contingent agreements."
     The company agreed to an Assurance of Discontinuance (AOD), under which Willis will create a USD50 million fund, prior to July 1, 2005, to compensate U.S. clients who retained Willis to place insurance between January 1, 2001 and December 31, 2004, which resulted in contingent commissions. No portion of the fund represents a fine or a penalty, and Willis admitted no wrongdoing or liability.
     As part of the AOD, Willis has agreed to continue a number of practices that Willis had adopted previously. These include the ban on contingent commissions, which Willis announced in October 2004, as well as the implementation of a number of practices reflected in the Willis Client Bill of Rights that Willis issued in July 2004, including:

     --   Always acting in the best interest of the client;

     -- Fully disclosing all compensation that Willis receives for its services, which the company has been doing since January 2005;

     -- Providing enhanced training for its Associates on their duty of care to clients, which began in November 2004;

     -- Prohibiting Associates from accepting compensation, gifts, entertainment or trips from insurers, a policy which was formalized in July 2004; and,

     -- Enforcing these principles through rigorous internal controls and compliance reviews.

     Mr. Plumeri added: "The agreement that we are announcing today recognizes the material differences between Willis' conduct and that of our major competitors. We intend to continue the commitment to reform and transparency that distinguishes us in the marketplace."
     Today at noon, Eastern Time, Mr. Plumeri will host a conference call to discuss the agreement. Interested parties may access the conference call by calling 888-769-8522 (domestic) or +1 210-234-8596 (international) with a passcode of "Willis." Media and individuals will be in a listen-only mode. Participants are asked to call in a few minutes prior to the call to register for the event.
     Interested parties may also access the conference call in a listen-only mode via the Internet. To do so they should go to the "Investor" section of the company's website and register for the call. A replay of the call will be available through April 22, 2005, at 11:59 PM Eastern Time by calling 866-350-3607 (domestic) or +1 203-369-0032 (international) with no passcode, or by accessing the web site.
     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.


     CONTACT: Willis Group Holdings Limited
              Investors:
              Kerry K. Calaiaro, 212-837-0880
              Email: calaiaro_ke@willis.com
               or
              Media:
              Dan Prince, 212-837-0806
              Email: prince_da@willis.com